Filed Pursuant to Rule 433

Registration No. 333-223208

May 2, 2020

FREE WRITING PROSPECTUS

(To Prospectus dated February 26, 2018,

Prospectus Supplement dated February 26, 2018 and

Stock Linked Underlying Supplement dated February 26, 2018)

• Linked to the Least Performing of the Common Stock of JPMorgan Chase & Co., Wells Fargo & Company, and The Goldman Sachs Group, Inc.

• Linked to the Least Performing of the Common Stock of Amazon.com, Inc., Walmart Inc., and Netflix Inc.

►	Quarterly Contingent Coupon payments payable if the Official Closing Price of each Underlying on the applicable Observation Date is greater than or equal to 60.00% of its Initial Value

►	Callable quarterly at the principal amount plus the applicable Contingent Coupon on any Call Observation Date on or after August 11, 2020 if the Official Closing Price of each Underlying is at or above its Call Threshold

►	If the Notes are not called and the Least Performing Underlying declines by more than 40.00%, there is full exposure to declines in the Least Performing Underlying, and you will lose all or a portion of your principal amount.

►	Approximate 2 year and 6 month term if not called prior to maturity

►	All payments on the Notes are subject to the credit risk of HSBC USA Inc.

The Autocallable Contingent Income Barrier Notes (each a “Note” and collectively the “Notes”) offered hereunder will not be listed on any securities exchange or automated quotation system.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this document, the accompanying prospectus, prospectus supplement or Stock-Linked Underlying Supplement. Any representation to the contrary is a criminal offense.

We have appointed HSBC Securities (USA) Inc., an affiliate of ours, as the agent for the sale of the Notes. HSBC Securities (USA) Inc. will purchase the Notes from us for distribution to other registered broker-dealers or will offer the Notes directly to investors. In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use the pricing supplement to which this free writing prospectus relates in market-making transactions in any Notes after their initial sale. Unless we or our agent inform you otherwise in the confirmation of sale, the pricing supplement to which this free writing prospectus relates is being used in a market-making transaction. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page FWP-19 of this document.

Investment in the Notes involves certain risks. You should refer to “Risk Factors” beginning on page FWP-10 of this document, page S-1 of the accompanying prospectus supplement and page S-1 of the accompanying Stock-Linked Underlying Supplement.

The Estimated Initial Value of the Notes on the Pricing Date is expected to be between $820.00 and $920.00 per Note for the Notes linked to JPM, WFC and GS, and between $830.00 and $930.00 per Note for the Notes linked to AMZN, WMT and NFLX e which will be less than the price to public. The market value of the Notes at any time will reflect many factors and cannot be predicted with accuracy. See “Estimated Initial Value” on page FWP-6 and “Risk Factors” beginning on page FWP-10 of this document for additional information.

	Price to Public	Underwriting Discount[1]	Proceeds to Issuer
Per Note / Total linked to the Least Performing of JPM, WFC, and GS	$1,000/
Per Note / Total linked to the Least Performing of AMZN, WMT, and NFLX	$1,000/

1HSBC USA Inc. or one of our affiliates may pay varying underwriting discounts of up to 4.00% per $1,000 Principal Amount for the Notes linked to JPM, WFC and GS, and up to 3.75% for the Notes linked to AMZN, WMT and NFLX, in each case in connection with the distribution of the Notes to other registered broker-dealers. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page FWP-19 of this document.

The Notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

This document relates two separate offerings of Autocallable Contingent Income Barrier Notes by HSBC USA Inc., each linked to the performance of a different Reference Asset as indicated below.

Reference Asset	Contingent Coupon Rate*	CUSIP
The common stock of JPMorgan Chase & Co. (Ticker: JPM), the common stock of Wells Fargo & Company (Ticker: WFC), and the common stock of The Goldman Sachs Group, Inc. (Ticker: GS) (each an “Underlying” and together the “Underlyings”)	At least 17.25% per annum	40438CGV7 / US40438CGV72
The common stock of Amazon.com, Inc. (Ticker: AMZN), the common stock of Walmart Inc. (Ticker: WMT), and the common stock of Netflix Inc. (Ticker: NFLX) (each an “Underlying” and together the “Underlyings”)	At least 15.00% per annum	40438CGU9 / US40438CGU99

*The Contingent Coupon will be paid quarterly and will be determined on the Pricing Date.

Indicative Terms for each of the Notes(1)

Principal Amount	$1,000 per Note
Term	Approximate 2 year and 6 month term if not called prior to maturity.
Call Feature	The Notes will be automatically called if the Official Closing Price of each Underlying is at or above its Call Threshold on any Call Observation Date on or after August 11, 2020.
In that case, you will receive a cash payment, per $1,000 Principal Amount, equal to the Principal Amount plus the Contingent Coupon payable on the corresponding Call Payment Date(2)
Call Threshold	With respect to each Underlying, 100.00% of its Initial Value
Contingent Coupon

■ If the Official Closing Price of each relevant Underlying is greater than or equal to its Coupon Trigger on an Observation Date: we will pay you the Contingent Coupon.

■ If the Official Closing Price of any relevant Underlying is less than its Coupon Trigger on an Observation Date: the Contingent Coupon applicable to such Observation Date will not be payable to you on the relevant Coupon Payment Date(2).

Coupon Trigger	With respect to each relevant Underlying, 60.00% of its Initial Value
Barrier Value	With respect to each relevant Underlying, 60.00% of its Initial Value
Payment at Maturity per Note

Unless the relevant Notes are called prior to maturity, for each $1,000 Principal Amount, you will receive a cash payment on the Maturity Date, calculated as follows:

■ If the Reference Return of the relevant Least Performing Underlying is greater than or equal to -40.00%:

$1,000 + final Contingent Coupon

■ If the Reference Return of the relevant Least Performing Underlying is less than -40.00%:

$1,000 + ($1,000 × Reference Return of the Least Performing Underlying).
If your Notes are not called prior to maturity and the Final Value of the relevant Least Performing Underlying is less than its Barrier Value, you will not receive the final Contingent Coupon and will lose up to 100% of the Principal Amount at maturity.

Reference Return	With respect to each relevant Underlying, Final Value – Initial Value Initial Value
Least Performing Underlying	The relevant Underlying with the lowest Reference Return
Trade Date	May 8, 2020
Pricing Date	May 8, 2020
Original Issue Date	May 13, 2020
Final Valuation Date(3)	November 9, 2022
Maturity Date(3)	November 14, 2022

(1) As more fully described on page FWP-4.

(2) See page FWP-5 for Observation Dates, Coupon Payment Dates, Call Observation Dates and Call Payment Dates.

(3) Subject to adjustment as described under “Additional Terms of the Notes” in the accompanying Stock-Linked Underlying Supplement

The Notes

The relevant Notes may be suitable for investors who believe that the value of the relevant Underlyings will not decrease significantly over the term of those Notes. Unless your Notes are called prior to maturity, so long as the Official Closing Price of each relevant Underlying on an Observation Date is greater than or equal to its Coupon Trigger, you will receive the quarterly Contingent Coupon for that Note on the applicable Coupon Payment Date.

If the Official Closing Price of each relevant Underlying is at or above its Call Threshold on any Call Observation Date beginning on August 11, 2020, your Notes will be called and you will receive a payment equal to 100% of the Principal Amount, together with the applicable Contingent Coupon on the corresponding Call Payment Date.

If your Notes are not called prior to maturity and the Final Value of the Least Performing Underlying for those Notes is greater than or equal to its Coupon Trigger, you will receive a Payment at Maturity equal to 100% of the Principal Amount plus the final Contingent Coupon.

If your Notes are not called prior to maturity and the Final Value of the Least Performing Underlying for those Notes is less than its Barrier Value, you will not receive the final Contingent Coupon and you will lose 1% of your principal for every 1% decline of that Least Performing Underlying from its Initial Value. In that case, you will lose up to 100% of the Principal Amount at maturity. Even with any Contingent Coupons paid prior to maturity, your return on your Notes may be negative.

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Illustration of Payment Scenarios

Your payment on your Notes will depend on whether those Notes have been called, whether the Official Closing Price of each relevant Underlying on an Observation Date is greater than or equal to its Coupon Trigger, and whether the Final Value of the Least Performing Underlying of those Notes is greater than or equal to its Barrier Value. If your Notes are not called, you will lose some or all of your Principal Amount at maturity if the Final Value of the Least Performing Underlying of your Notes is less than its Barrier Value. Even with any Contingent Coupons you received prior to maturity, your return on your Notes may be negative.

Information about the Reference Assets
For the Notes linked to the Least Performing of JPM, WFC, and GS	For the Notes linked to the Least Performing of AMZN, WMT, and NFLX

JPMorgan Chase & Co. provides global financial services and retail banking. The company provides services such as investment banking, treasury and securities services, asset management, private banking, card member services, commercial banking, and home finance. The company serves business enterprises, institutions, and individuals.

Amazon.com, Inc. is an online retailer that offers a wide range of products, including: books, music, videotapes, computers, electronics, home and garden, and numerous other products. The company offers personalized shopping services, web-based credit card payment, and direct shipping to customers.
Wells Fargo & Company is a diversified financial services company providing banking, insurance, investments, mortgage, leasing, credit cards, and consumer finance. The company operates through physical stores, the Internet and other distribution channels across North America and elsewhere internationally.	Wal-Mart Stores, Inc. operates discount stores, supercenters, and neighborhood markets. The company's discount stores and supercenters offer merchandise such as apparel, housewares, small appliances, electronics, and hardware. The company's markets offer a full-line supermarket and a limited assortment of general merchandise. The company operates nationally and internationally.
The Goldman Sachs Group, Inc., a bank holding company, is a global investment banking and securities firm specializing in investment banking, trading and principal investments, asset management and securities services. The company provides services to corporations, financial institutions, governments, and high-net worth individuals.	Netflix Inc. is an online movie rental service. The company ships DVDs with no due dates or late fees, directly to the subscriber's address. Netflix also provides background information on DVD releases, including critic reviews, member reviews and ratings, and personalized movie recommendations.

For further information on each Reference Asset, please see “Description of the Reference Assets” beginning on page FWP-18 of this document. We have derived all disclosure regarding the Reference Assets from publicly available information. Neither HSBC USA Inc. nor any of its affiliates have undertaken any independent review of, or made any due diligence inquiry with respect to, the publicly available information about the Reference Assets.

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HSBC USA Inc. Autocallable Contingent Income Barrier Notes

This document relates to two offerings of Autocallable Contingent Income Barrier Notes. Each of the Notes will have the respective terms described in this document and the accompanying prospectus, prospectus supplement, and Stock-Linked Underlying Supplement. If the terms of the Notes offered hereby are inconsistent with those described in the accompanying prospectus, prospectus supplement, or Stock-Linked Underlying Supplement, the terms described in this document shall control.

This document relates to multiple offerings of Notes, each linked to the performance of the Least Performing of three stocks. Each Note will have the Contingent Coupon indicated in the table below. The performance of each Note does not depend on the performance of any other Note. The purchaser of a Note will acquire a senior unsecured debt security of HSBC USA Inc. linked to the relevant Reference Asset, as described below. The following key terms relate to the offerings of Notes:

Specific Terms for the Notes linked to the Least Performing of JPM, WFC, and GS
CUSIP/ISIN:	40438CGV7/US40438CGV72
Reference Asset:	The common stock of JPMorgan Chase & Co. (Ticker: JPM), the common stock of Wells Fargo & Company (Ticker: WFC), and the common stock of The Goldman Sachs Group, Inc. (Ticker: GS) (each an “Underlying” and together the “Underlyings”)
Contingent Coupon Rate:	At least 4.3125% per quarter (equivalent to at least 17.25% per annum). Each quarterly Contingent Coupon will equal at least $43.125 per $1,000 Principal Amount (to be determined on the Pricing Date)
Initial Value:	With respect to each Underlying, its Official Closing Price on the Pricing Date.
Specific Terms for the Notes linked to the Least Performing of AMZN, WMT, and NFLX
CUSIP/ISIN:	40438CGU9/US40438CGU99
Reference Asset:	The common stock of Amazon.com, Inc. (Ticker: AMZN), the common stock of Walmart Inc. (Ticker: WMT), and the common stock of Netflix Inc. (Ticker: NFLX) (each an “Underlying” and together the “Underlyings”)
Contingent Coupon Rate:	At least 3.75% per quarter (equivalent to at least 15.00% per annum). Each quarterly Contingent Coupon will equal at least $37.50 per $1,000 Principal Amount (to be determined on the Pricing Date)
Initial Value:	With respect to each Underlying, its Official Closing Price on the Pricing Date.
General Terms for each of the Notes
Issuer:	HSBC USA Inc.
Principal Amount:	$1,000 per Note
Trade Date:	May 8, 2020
Pricing Date:	May 8, 2020
Original Issue Date:	May 13, 2020
Final Valuation Date:	November 9, 2022, subject to adjustment as described under “Additional Terms of the Notes―Valuation Dates” in the accompanying Stock-Linked Underlying Supplement.
Maturity Date:	3 business days after the Final Valuation Date, expected to be November 14, 2022. The Maturity Date is subject to adjustment as described under “Additional Terms of the Notes―Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying Stock-Linked Underlying Supplement.
Call Feature:	If the Official Closing Price of each relevant Underlying is at or above its Call Threshold on any Call Observation Date, the relevant Notes will be automatically called, and you will receive a cash payment, per $1,000 Principal Amount, equal to the Principal Amount plus the applicable Contingent Coupon on the corresponding Call Payment Date.
Call Threshold:	With respect to each Underlying, 100.00% of its Initial Value
Payment at Maturity:	Unless the Notes are called prior to maturity, on the Maturity Date, for each $1,000 Principal Amount, we will pay you the Final Settlement Value.

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Contingent Coupon:

■ If the Official Closing Price of each relevant Underlying is greater than or equal to its Coupon Trigger on an Observation Date, you will receive the relevant Contingent Coupon per $1,000 Principal Amount on the applicable Coupon Payment Date.

■ If the Official Closing Price of any relevant Underlying is less than its Coupon Trigger on an Observation Date, the relevant Contingent Coupon applicable to such Observation Date will not be payable to you on the relevant Coupon Payment Date.

You may not receive any Contingent Coupon payments over the term of the Notes.

Final Settlement Value:

Unless your Notes are called prior to maturity, for each $1,000 Principal Amount, you will receive a cash payment on the Maturity Date, calculated as follows:

■ If the Reference Return of the relevant Least Performing Underlying is greater than or equal to
-40.00%:

$1,000 + final Contingent Coupon.

■ If the Reference Return of the relevant Least Performing Underlying is less than -40.00%:

$1,000 + ($1,000 × Reference Return of the Least Performing Underlying).

If the applicable Notes are not called prior to maturity and the Final Value of the relevant Least Performing Underlying is less than its Barrier Value, you will lose up to 100% of the Principal Amount. Even with any Contingent Coupons, your return on your Notes may be negative in this case.

Least Performing Underlying:	For each offering of Notes, the relevant Underlying of with the lowest Reference Return.
Reference Return:	With respect to each relevant Underlying, the quotient, expressed as a percentage, calculated as follows: Final Value – Initial Value Initial Value
Observation Dates and Coupon Payment Dates:	Observation Dates		Coupon Payment Dates
	August 11, 2020	*	August 14, 2020	**
	November 10, 2020	*	November 16, 2020	**
	February 10, 2021	*	February 16, 2021	**
	May 11, 2021	*	May 14, 2021	**
	August 11, 2021	*	August 16, 2021	**
	November 9, 2021	*	November 15, 2021	**
	February 9, 2022	*	February 14, 2022	**
	May 11, 2022	*	May 16, 2022	**
	August 10, 2022	*	August 15, 2022	**
	November 9, 2022 (the Final Valuation Date)	*	November 14, 2022 (the Maturity Date)	**

*These Observation Dates are also Call Observation Dates

**These Coupon Payment Dates are also Call Payment Dates

Each subject to postponement as described under “Additional Terms of the Notes—Valuation Dates” and “Additional Terms of the Notes—Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying Stock-Linked Underlying Supplement.

Call Observation Dates:	The applicable Observation Dates on or after August 11, 2020, as indicated above.
Call Payment Dates:	The applicable Coupon Payment Dates on or after August 14, 2020, as indicated above.
Coupon Trigger:	With respect to each relevant Underlying, 60.00% of its Initial Value.
Barrier Value:	With respect to each relevant Underlying, 60.00% of its Initial Value.
Final Value:	With respect to each Underlying, its Official Closing Price on the Final Valuation Date.
Form of Notes:	Book-Entry
Listing:	None of the Notes will not be listed on any securities exchange or quotation system.

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Estimated Initial Value:	The Estimated Initial Value of your Notes is expected to be less than the price you pay to purchase those Notes. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Notes in the secondary market, if any, at any time. The Estimated Initial Value of each Note will be calculated on the Pricing Date and will be set forth in the pricing supplement to which this free writing prospectus relates. See “Risk Factors — The Estimated Initial Value of the Notes, which will be determined by us on the Pricing Date, is expected to be less than the price to public and may differ from the market value of the Notes in the secondary market, if any.”

The Trade Date, the Pricing Date and the other dates set forth above are subject to change, and will be set forth in the pricing supplement relating to the Notes.

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GENERAL

This document relates to separate offerings of Notes, each linked to a different Reference Asset The purchaser of a Note will acquire a senior unsecured debt security of HSBC USA Inc. We reserve the right to withdraw, cancel or modify this offering and to reject orders in whole or in part. Although the offering of Notes relates to the Reference Asset, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to any Underlying or as to the suitability of an investment in the Notes.

You should read this document together with the prospectus dated February 26, 2018, the prospectus supplement dated February 26, 2018 and the Stock-Linked Underlying Supplement dated February 26, 2018. If the terms of the Notes offered hereby are inconsistent with those described in the accompanying prospectus, prospectus supplement or Stock-Linked Underlying Supplement, the terms described in this document shall control. You should carefully consider, among other things, the matters set forth in “Risk Factors” beginning on page FWP-10 of this document, page S-1 of the prospectus supplement and page S-1 of the Stock-Linked Underlying Supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. As used herein, references to the “Issuer”, “HSBC”, “we”, “us” and “our” are to HSBC USA Inc.

HSBC has filed a registration statement (including a prospectus, prospectus supplement and Stock-Linked Underlying Supplement) with the SEC for the offering to which this document relates. Before you invest, you should read the prospectus, prospectus supplement and Stock-Linked Underlying Supplement in that registration statement and other documents HSBC has filed with the SEC for more complete information about HSBC and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and Stock-Linked Underlying Supplement if you request them by calling toll-free 1-866-811-8049.

You may also obtain:

▶	The Stock-Linked Underlying Supplement at: https://www.sec.gov/Archives/edgar/data/83246/000114420418010772/tv486721_424b2.htm

▶	The prospectus supplement at: https://www.sec.gov/Archives/edgar/data/83246/000114420418010762/tv486944_424b2.htm

▶	The prospectus at: https://www.sec.gov/Archives/edgar/data/83246/000114420418010720/tv487083_424b3.htm

We are using this document to solicit from you an offer to purchase the Notes. You may revoke your offer to purchase the Notes at any time prior to the time at which we accept your offer by notifying HSBC Securities (USA) Inc. We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any material changes to the terms of the Notes, we will notify you.

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PAYMENT ON THE NOTES

Call Feature

If the Official Closing Price of each relevant Underlying is at or above its Call Threshold on any Call Observation Date, those Notes will be automatically called, and you will receive a cash payment, per $1,000 Principal Amount, equal to the Principal Amount plus the applicable Contingent Coupon on the corresponding Call Payment Date.

Contingent Coupon

We will pay the relevant Contingent Coupon payment on a Coupon Payment Date if the Official Closing Price of each relevant Underlying on the applicable Observation Date is greater than or equal to its Coupon Trigger. Otherwise, no coupon will be paid on such Coupon Payment Date. For information regarding the record dates applicable to the Contingent Coupons payable on the Notes, please see the section entitled “Description of Notes—Interest and Principal Payments—Recipients of Interest Payments” beginning on page S-14 in the accompanying prospectus supplement. The relevant Contingent Coupon Rate for each Note is indicated on page FWP-4 of this document.

Payment at Maturity

Unless your Notes are called prior to maturity, on the Maturity Date and for each $1,000 Principal Amount, you will receive a cash payment equal to the Final Settlement Value determined as follows:

■ If the Reference Return of the relevant Least Performing Underlying is greater than or equal to -40.00%:

$1,000 + final Contingent Coupon

■ If the Reference Return of the relevant Least Performing Underlying is less than -40.00%:

$1,000 + ($1,000 × Reference Return of the Least Performing Underlying).

If your Notes are not called prior to maturity and the Final Value of the Least Performing Underlying for those Notes is less than its Barrier Value, you will not receive the final Contingent Coupon, and will lose up to 100% of the Principal Amount. Even with any Contingent Coupons received prior to maturity, your return on your Notes may be negative in this case.

Calculation Agent

We or one of our affiliates will act as calculation agent with respect to the Notes.

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INVESTOR SUITABILITY

The Notes may be suitable for you if:

▶	You believe that the Official Closing Price of each relevant Underlying will be at or above its Coupon Trigger on most or all of the Observation Dates, and the Final Value of the relevant Least Performing Underlying will be at or above its Barrier Value.

▶	You seek a quarterly Contingent Coupon, based on the performance of the relevant Underlyings, that will be paid at the Contingent Coupon Rate with respect to the relevant Note offering if the Official Closing Price of each Underlying is greater than or equal to its Coupon Trigger on the applicable Observation Date.

▶	You are willing to invest in the Notes based on the fact that your maximum potential return is limited to any Contingent Coupons with respect to the relevant Note offering payable on the Notes.

▶	You do not seek an investment that provides an opportunity to participate in the appreciation of the relevant Underlyings.

▶	You are willing to make an investment that is exposed to the potential downside performance of the relevant Least Performing Underlying on a 1-to-1 basis if the Notes are not called and the Reference Return of that Least Performing Underlying is less than -40.00%.

▶	You are willing to lose up to 100% of the Principal Amount.

▶	You are willing to hold your Notes which will be automatically called on any Call Observation Date on which the Official Closing Price of each relevant Underlying is at or above its Call Threshold, or you are otherwise willing to hold the Notes to maturity.

▶	You are willing to forgo guaranteed interest payments on the Notes, and the dividends or other distributions paid on the relevant Underlyings.

▶	You do not seek an investment for which there will be an active secondary market.

▶	You are willing to accept the risk and return profile of the Notes versus a conventional debt security with a comparable maturity issued by HSBC or another issuer with a similar credit rating.

▶	You are comfortable with the creditworthiness of HSBC, as Issuer of the Notes.

     The Notes may not be suitable for you if:

▶	You believe that the Official Closing Price of at least one relevant Underlying will be below its Coupon Trigger on most or all the Observation Dates, including the Final Valuation Date, and the Final Value of the relevant Least Performing Underlying will be below its Barrier Value.

▶	You believe that the Contingent Coupon with respect to the relevant Note offering, if any, will not provide you with your desired return.

▶	You are unwilling to invest in the Notes based on the fact that your maximum potential return is limited to any Contingent Coupons with respect to the relevant Note offering payable on the Notes.

▶	You seek an investment that provides an opportunity to participate in the appreciation of the relevant Underlyings.

▶	You are unwilling to make an investment that is exposed to the potential downside performance of the relevant Least Performing Underlying on a 1-to-1 basis if the Notes are not called and the Reference Return of that Least Performing Underlying is less than
-40.00%.

▶	You seek an investment that provides full return of principal at maturity.

▶	You are unable or unwilling to hold Notes that will be automatically called on any Call Observation Date on which the Official Closing Price of each relevant Underlying is at or above its Call Threshold, or you are otherwise unable or unwilling to hold the Notes to maturity.

▶	You prefer to receive guaranteed periodic interest payments on the Notes, or the dividends or other distributions paid on the relevant Underlyings.

▶	You seek an investment for which there will be an active secondary market.

▶	You prefer the lower risk, and therefore accept the potentially lower returns, of conventional debt securities with comparable maturities issued by HSBC or another issuer with a similar credit rating.

▶	You are not willing or are unable to assume the credit risk associated with HSBC, as Issuer of the Notes.

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RISK FACTORS

We urge you to read the section “Risk Factors” beginning on page S-1 of the accompanying prospectus supplement and page S-1 of the accompanying Stock-Linked Underlying Supplement. You should understand the risks of investing in the Notes and should reach an investment decision only after careful consideration, with your advisors, of the suitability of the Notes in light of your particular financial circumstances and the information set forth in this document and the accompanying prospectus, prospectus supplement and Stock-Linked Underlying Supplement. In addition to the risks discussed below, you should review “Risk Factors” in the accompanying prospectus supplement and Stock-Linked Underlying Supplement including the explanation of risks relating to the Notes described in the following sections:

▶	“—Risks Relating to All Note Issuances” in the prospectus supplement; and

▶	“—General Risks Related to Reference Stocks” in the Stock-Linked Underlying Supplement.

You will be subject to significant risks not associated with conventional fixed-rate or floating-rate debt securities.

The Notes do not guarantee any return of principal and you may lose all of your Principal Amount.

The Notes do not guarantee any return of principal. The Notes differ from ordinary debt securities in that we will not pay you 100% of the Principal Amount of your Notes if those Notes are not called prior to maturity and the Final Value of the relevant Least Performing Underlying is less than its Barrier Value. In this case, the Payment at Maturity you will be entitled to receive will be less than the Principal Amount and you will lose 1% for each 1% that the Reference Return of the relevant Least Performing Underlying of your Notes is less than 0.00%. You may lose up to 100% of your investment at maturity. Even with any Contingent Coupons received prior to maturity, your return on your Notes may be negative in this case.

You may not receive any Contingent Coupons.

We will not necessarily make periodic coupon payments on any of the Notes. If the Official Closing Price of any relevant Underlying on an Observation Date is less than its Coupon Trigger, we will not pay you the Contingent Coupon for the offering of those Notes applicable to that Observation Date. If on each of the Observation Dates, the Official Closing Price of any relevant Underlying is less than its Coupon Trigger, we will not pay you any Contingent Coupons during the term of, and you will not receive a positive return on your Notes. Generally, this non-payment of the Contingent Coupon coincides with a period of greater risk of principal loss on a Note.

Your return on the Notes is limited to the Principal Amount plus the Contingent Coupons, if any, regardless of any appreciation in the value of any relevant Underlying.

For each $1,000 Principal Amount, you will receive $1,000 at maturity plus the final Contingent Coupon if the Final Value of the Least Performing Underlying of your Notes is equal to or greater than its Coupon Trigger, regardless of any appreciation in the value of any relevant Underlying, which may be significant. Accordingly, the return on your Notes may be significantly less than the return on a direct investment in the relevant Underlyings during the term of those Notes.

Since the Notes are linked to the performance of more than one Underlying, you will be fully exposed to the risk of fluctuations in the value of each Underlying.

Since the Notes are linked to the performance of more than one Underlying, the Notes will be linked to the individual performance of each relevant Underlying. Because the Notes are not linked to a basket, in which the risk is mitigated and diversified among all of the components of a basket, you will be exposed to the risk of fluctuations in the value of each relevant Underlying. For example, in the case of notes linked to a basket, the return would depend on the aggregate performance of the basket components reflected as the basket return. Thus, the depreciation of any basket component could be mitigated by the appreciation of another basket component. However, in the case of your Notes, the individual performance of each of the Underlyings would not be combined to calculate your return and the depreciation of any Underlying would not be mitigated by the appreciation of any other Underlying. Instead, your return would depend on the Least Performing Underlying of your Notes.

Because the Notes are linked to the performance of the relevant Least Performing Underlying, you are exposed to greater risks of receiving no Contingent Coupons and sustaining a significant loss on your investment than if the Notes were linked to just one Underlying.

The risk that you will not receive any Contingent Coupons, or that you will suffer a significant loss on your investment, is greater if you invest in the relevant Notes as opposed to substantially similar securities that are linked to the performance of just one Underlying. With multiple Underlyings, it is more likely that one of the Underlyings will close below its respective Coupon Trigger on any Observation Date (including the Final Valuation Date) and below its respective Barrier Value on the Final Valuation Date, than if a Note were linked to only one Underlying. Therefore, it is more likely that you will not receive any Contingent Coupons, and that you will suffer a significant loss on your investment. In addition, because each relevant Underlying of a Note must close above its Call Threshold on a Call Observation Date

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in order for those Notes to be called prior to maturity, those Notes are less likely to be called than if those Notes were linked to just one Underlying.

The Notes are subject to the credit risk of HSBC USA Inc.

The Notes are senior unsecured debt obligations of the Issuer, HSBC, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus supplement and prospectus, the Notes will rank on par with all of the other unsecured and unsubordinated debt obligations of HSBC, except such obligations as may be preferred by operation of law. Any payment to be made on the Notes, including any return of principal at maturity, depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the Notes and, in the event HSBC were to default on its obligations, you may not receive the amounts owed to you under the terms of the Notes.

The Notes are not insured or guaranteed by any governmental agency of the United States or any other jurisdiction.

The Notes are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction. An investment in the Notes is subject to the credit risk of HSBC, and in the event that HSBC is unable to pay its obligations as they become due, you may not receive the full payments due on the Notes.

The Notes may be called prior to the Maturity Date.

If your Notes are called early, the holding period over which you may receive coupon payments could be as little as approximately 3 months. There is no guarantee that you would be able to reinvest the proceeds from an investment in your Notes at a comparable return for a similar level of risk in the event your Notes are called prior to the Maturity Date.

If the your Notes are not called, your return will be based on the Reference Return of the Least Performing Underlying of those Notes.

If your Notes are not called prior to maturity, your return will be based on the Reference Return of the Least Performing Underlying of those Notes without regard to the performance of any other relevant Underlying. As a result, you could lose all or some of your initial investment if the Final Value of the Least Performing Underlying of the relevant Note is less than its Barrier Value, even if there is an increase in the value of any other relevant Underlying. This could be the case even if any other relevant Underlying increased by an amount greater than the decrease in the relevant Least Performing Underlying.

Higher Contingent Coupon Rates or lower Barrier Values are generally associated with Underlyings with greater expected volatility and therefore can indicate a greater risk of loss.

"Volatility" refers to the frequency and magnitude of changes in the value of an Underlying. The greater the expected volatility with respect to an Underlying on the Pricing Date, the higher the expectation as of the Pricing Date that the value of that Underlying could close below its Coupon Trigger on an Observation Date or its Barrier Value on the Final Valuation Date, indicating a higher expected risk of non-payment of Contingent Coupons or loss on the Notes. This greater expected risk will generally be reflected in a higher Contingent Coupon Rate than the yield payable on our conventional debt securities with a similar maturity, or in more favorable terms (such as a lower Barrier Value, a lower Coupon Trigger or a higher Contingent Coupon Rate) than for similar securities linked to the performance of an Underlying with a lower expected volatility as of the Pricing Date. You should therefore understand that a relatively higher Contingent Coupon Rate may indicate an increased risk of loss. Further, a relatively lower Barrier Value may not necessarily indicate that the relevant Notes have a greater likelihood of a repayment of principal at maturity. The volatility of any relevant Underlying can change significantly over the term of your Notes. The value of a relevant Underlying for your Notes could fall sharply, which could result in a significant loss of principal. You should be willing to accept the downside market risk of the relevant Least Performing Underlying and the potential to lose some or all of your principal at maturity not receive any Contingent Coupons.

The Estimated Initial Value of each of the Notes, which will be determined by us on the Pricing Date, is expected to be less than the price to public and may differ from the market value of the relevant Notes in the secondary market, if any.

The Estimated Initial Value of each of the Notes will be calculated by us on the Pricing Date and is expected to be less than the price to public. The Estimated Initial Value will reflect our internal funding rate, which is the borrowing rate we pay to issue market-linked securities, as well as the mid-market value of the embedded derivatives in the relevant Notes. This internal funding rate is typically lower than the rate we would use when we issue conventional fixed or floating rate debt securities. As a result of the difference between our internal funding rate and the rate we would use when we issue conventional fixed or floating rate debt securities, the relevant Estimated Initial Value of the Notes may be lower if it were based on the prices at which our fixed or floating rate debt securities trade in the secondary market. In addition, if we were to use the rate we use for our conventional fixed or floating rate debt issuances, we would expect the economic terms of the Notes to be more favorable to you. We will determine the value of the embedded derivatives in the Notes by reference to our or our affiliates’ internal pricing models. These pricing models consider certain assumptions and variables, which can

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include volatility and interest rates. Different pricing models and assumptions could provide valuations for the relevant Notes that are different from our Estimated Initial Value. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Notes in the secondary market (if any exists) at any time.

The price of your Notes in the secondary market, if any, immediately after the Pricing Date is expected to be less than the price to public.

The price to public takes into account certain costs. These costs, which will be used or retained by us or one of our affiliates, include the underwriting discount, our affiliates’ projected hedging profits (which may or may not be realized) for assuming risks inherent in hedging our obligations under the each of the Notes, and the costs associated with structuring and hedging our obligations under those Notes. If you were to sell your Notes in the secondary market, if any, the price you would receive for your Notes may be less than the price you paid for them because secondary market prices will not take into account these costs. The price of your Notes in the secondary market, if any, at any time after issuance will vary based on many factors, including the values of the relevant Underlyings and changes in market conditions, and cannot be predicted with accuracy. The Notes are not designed to be short-term trading instruments, and you should, therefore, be able and willing to hold your Notes to maturity. Any sale of your Notes prior to maturity could result in a loss to you.

If we were to repurchase your Notes immediately after the Original Issue Date, the price you receive may be higher than the Estimated Initial Value of those Notes.

Assuming that all relevant factors remain constant after the Original Issue Date, the price at which HSBC Securities (USA) Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that may initially be used for customer account statements, if any, may exceed the Estimated Initial Value on the Pricing Date for a temporary period expected to be approximately 6 months after the Original Issue Date. This temporary price difference may exist because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes that we will no longer expect to incur over the term of the Notes. We will make such discretionary election and determine this temporary reimbursement period on the basis of a number of factors, including the tenor of the Notes and any agreement we may have with the distributors of the Notes. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the Original Issue Date of the Notes based on changes in market conditions and other factors that cannot be predicted.

The amount payable on the Notes is not linked to the values of the relevant Underlyings at any time other than the Observation Dates, including the Final Valuation Date.

The payments on the Notes will be based on the Official Closing Prices of the relevant Underlyings on the Observation Dates, including the Final Valuation Date, subject to postponement for non-trading days and certain market disruption events. Even if the value of each Underlying of a Note is greater than or equal to its Coupon Trigger during the term of those Notes other than on an Observation Date but then decreases on an Observation Date to a value that is less than its Coupon Trigger, the Contingent Coupon will not be payable for the relevant quarterly period. Similarly, if the Notes are not called, even if the value of the relevant Least Performing Underlying of those Notes is greater than or equal to its Barrier Value during the term of those Notes other than on the Final Valuation Date but then decreases on the Final Valuation Date to a value that is less than its Barrier Value, the Payment at Maturity will be less, possibly significantly less, than it would have been had the Payment at Maturity been linked to the value of the relevant Least Performing Underlying prior to such decrease. Although the actual values of the relevant Underlyings on the Maturity Date or at other times during the term of a Note may be higher than their respective values on the Observation Dates, whether each applicable Contingent Coupon relating to the relevant offering of Notes will be payable and the Payment at Maturity will be based solely on the Official Closing Prices of the relevant Underlyings on the applicable Observation Dates.

The Notes lack liquidity.

The Notes will not be listed on any securities exchange. HSBC Securities (USA) Inc. is not required to offer to purchase any of the Notes in the secondary market, if any exists. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for any of the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which HSBC Securities (USA) Inc. is willing to buy those Notes.

Potential conflicts of interest may exist.

An affiliate of HSBC has a minority equity interest in the owner of an electronic platform, through which we may make available certain structured investments offering materials. HSBC and its affiliates play a variety of roles in connection with the issuance of each of the Notes, including acting as calculation agent and hedging our obligations under each of the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

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We will not have any obligation to consider your interests as a holder of any of the Notes in taking any action that might affect the value of your Notes.

Uncertain tax treatment.

For a discussion of the U.S. federal income tax consequences of your investment in a Note, please see the discussion under “U.S. Federal Income Tax Considerations” herein and the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

Additional Risks Relating to the Notes linked to the Least Performing of JPM, WFC, and GS

Concentration of investment in the financial sector.

Each of the Reference Stocks are concentrated in the financial sector. Consequently, the value of the Notes may be subject to greater volatility and be more adversely affected by a single economic, environmental, political or regulatory occurrence affecting such industries than an investment linked to a more broadly diversified group of issuers.

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ILLUSTRATIVE EXAMPLES

The following table and examples are provided for illustrative purposes only and are hypothetical. They do not purport to be representative of every possible scenario concerning increases or decreases in the value of any relevant Underlying relative to its Initial Value. We cannot predict the Official Closing Price of an Underlying on any Observation Date, including the Final Valuation Date. The assumptions we have made in connection with the illustrations set forth below may not reflect actual events. You should not take this illustration or these examples as an indication or assurance of the expected performance of the relevant Underlyings or the return on any of the Notes.

The table and examples below illustrate how the Contingent Coupon and the Payment at Maturity would be calculated with respect to a $1,000 investment in the relevant Notes, given a range of hypothetical performances of any Underlying. The hypothetical returns on the Notes below are numbers, expressed as percentages, that result from comparing the Payment at Maturity per $1,000 Principal Amount to $1,000. The numbers appearing in the following table and examples have been rounded for ease of analysis. The following table and examples assume the following:

▶ Principal Amount:	$1,000
▶ Hypothetical Initial Value	$100.00*
▶ Hypothetical Call Threshold	$100.00 (100.00% of the Initial Value)
▶ Hypothetical Barrier Value:	$60.00 (60.00% of the Initial Value)
▶ Hypothetical Coupon Trigger:	$60.00 (60.00% of the Initial Value)
▶ Hypothetical Contingent Coupon Rate:

15.00% per annum (3.75% for each quarter in which it is payable). If the Official Closing Price of each Underlying on every Observation Date is greater than or equal to its Coupon Trigger, the Contingent Coupon paid over the term of the Notes would total $375.00 per $1,000 Principal Amount of the Notes.

The actual Contingent Coupon Rate for each of the Notes will be determined on the Pricing Date and set forth in the final pricing supplement to which this free writing prospectus relates.

* The hypothetical Initial Value of $100.00 used in the examples below has been chosen for illustrative purposes only and does not represent the actual Initial Value of any Underlying. The actual Initial Value of each relevant Underlying will be determined on the Pricing Date and set forth in the final pricing supplement to which this free writing prospectus relates.

Summary of the Examples

	Notes Are Called on a Call Observation Date	Notes Are Not Called on Any Call Observation Date
	Example 1	Example 2	Example 3
Initial Value of each Underlying	$100.00	$100.00	$100.00
Call Threshold of each Underlying	$100.00	$100.00	$100.00
Barrier Value of each Underlying	$60.00	$60.00	$60.00
Coupon Trigger of each Underlying	$60.00	$60.00	$60.00
Official Closing Price / Percentage Change of the Least Performing Underlying on the
First Observation Date	$63.00 / -37.00%	$64.20 / -35.80%	$54.00 / -46.00%
Second Observation Date	$120.00 / 20.00%	$63.00 / -37.00%	$48.00 / -52.00%
Third Observation Date to the last Observation Date immediately prior to the Final Valuation Date to the last Observation Date immediately prior to the Final Valuation Date	N/A	Various below 60.00 / -40.00%	Various below 60.00 / -40.00%
Final Valuation Date	N/A	$61.80 / -38.20%	$42.00 / -58.00%
Contingent Coupon Payment Amounts Prior to Maturity or Call	1 x $37.50 = $37.50	2 x $37.50 = $75.00	0 x $37.50 = $0.00
Payment if Notes are Called	$1,037.50	N/A	N/A
Payment at Maturity	N/A	$1,037.50	$1,000 + ($1,000 x -58.00%) = $420.00
Return of the Notes	7.50%	11.25%	-58.00%

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Example 1—The Official Closing Price of each Underlying on the second Observation Date is greater than or equal to its Call Threshold and each Underlying closed at or above its Coupon Trigger (but below its Call Threshold) on the first Observation Date prior to the Notes being called.

Underlying	Initial Value	Official Closing Price
AMZN	$100.00	$125.00 (125.00% of Initial Value)
WMT	$100.00	$120.00 (120.00% of Initial Value)
NFLX	$100.00	$129.00 (129.00% of Initial Value)

Payment Upon a Call:	$1,037.50

Because the Official Closing Price of each Underlying on the second Observation Date is at or above its Call Threshold, the Notes will be called and you will receive $1,037.50 per Note, reflecting the Principal Amount plus the Contingent Coupon. When added to the Contingent Coupon payment of $37.50 received in respect of the first Observation Date, we will have paid you a total of $1,075.00 per Note, resulting in a 7.50% return on the Notes. No extra payment will be made on account of each Underlying closing above its respective Initial Value.

Example 2— The Notes are not called, the Final Value of the Least Performing Underlying is greater than or equal to its Barrier Value, and each Underlying closed at or above its Coupon Trigger (but below its Call Threshold) on two Observation Dates prior to the Final Valuation Date.

Underlying	Initial Value	Final Value
AMZN	$100.00	$115.00 (115.00% of Initial Value)
WMT	$100.00	$61.80 (61.80% of Initial Value)
NFLX	$100.00	$105.00 (105.00% of Initial Value)

WMT is the Least Performing Underlying.

Reference Return of the Least Performing Underlying:	-38.20%
Payment at Maturity:	$1,037.50

Because the Final Value of the Least Performing Underlying is greater than or equal to its Coupon Trigger, you will receive $1,037.50 per Note, reflecting the Principal Amount plus the final Contingent Coupon.

When added to the Contingent Coupon payments of $75.00 received in respect of the previous Observation Dates, we will have paid you a total of $1,112.50 per Note, resulting in a 11.25% return on the Notes.

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Example 3—The Notes are not called, the Final Value of the Least Performing Underlying is less than its Barrier Value, and the Underlyings did not all close at or above their respective Coupon Triggers on any of the Observation Dates prior to maturity.

Underlying	Initial Value	Final Value
AMZN	$100.00	$110.00 (110.00% of Initial Value)
WMT	$100.00	$42.00 (42.00% of Initial Value)
NFLX	$100.00	$105.00 (105.00% of Initial Value)

WMT is the Least Performing Underlying.

Reference Return of the Least Performing Underlying:	-58.00%
Payment at Maturity:	$420.00

Because the Final Value of the Least Performing Underlying is less than its Barrier Value, you will receive $420.00 per $1,000 Principal Amount, calculated as follows:

Final Settlement Value = $1,000 + ($1,000 x -58.00%) = $420.00

Because there was no Contingent Coupon payable in respect of the prior Observation Dates, we will pay you a total of $420.00, resulting in a
-58.00% return on the Notes.

If your Notes are not called and the Final Value of the Least Performing Underlying of those Notes is less than its Barrier Value, you will be exposed to any decrease in the value of the Least Performing Underlying on a 1:1 basis and could lose up to 100% of your principal at maturity.

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DESCRIPTION OF THE REFERENCE ASSETS

For the Notes linked to the Least Performing of JPM, WFC, and GS

Description of JPM

JPMorgan Chase & Co. provides global financial services and retail banking. The company provides services such as investment banking, treasury and securities services, asset management, private banking, card member services, commercial banking, and home finance. The company serves business enterprises, institutions, and individuals. Information filed by the Underlying with the SEC under the Securities Exchange Act of 1934 (the “Exchange Act”) can be located by reference to its SEC file number: 001-05805 or its CIK Code: 0000019617. Shares of the Underlying trade and are listed on the NYSE under the symbol “JPM.”

Historical Performance of JPM

The graph to the right sets forth the historical performance of JPM based on the daily historical closing values from April 27, 2010 through April 27, 2020. We obtained the closing values below from the Bloomberg Professional® service. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from the Bloomberg Professional® service.

The historical values of JPM should not be taken as an indication of future performance, and no assurance can be given as to the Official Closing Price of JPM on any Observation Date, including the Final Valuation Date.

Description of WFC

Wells Fargo & Company is a diversified financial services company providing banking, insurance, investments, mortgage, leasing, credit cards, and consumer finance. The company operates through physical stores, the Internet and other distribution channels across North America and elsewhere internationally. Information filed by WFC with the SEC under the Exchange Act can be located by reference to its SEC file number: 0 or its CIK Code: 0. Shares of the Underlying trade and are listed on the NYSE under the symbol “WFC.”

Historical Performance of WFC

The following graph sets forth the historical performance of WFC based on the daily historical closing values from April 27, 2010 through April 27, 2020. We obtained the closing values below from the Bloomberg Professional® service. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from the Bloomberg Professional® service.

The historical values of WFC should not be taken as an indication of future performance, and no assurance can be given as to the Official Closing Price of WFC on any Observation Date, including the Final Valuation Date.

Description of GS

The Goldman Sachs Group, Inc., a bank holding company, is a global investment banking and securities firm specializing in investment banking, trading and principal investments, asset management and securities services. The company provides services to corporations, financial institutions, governments, and high-net worth individuals. Information filed by GS with the SEC under the Exchange Act can be located by reference to its SEC file number: 0 or its CIK Code: 0. Shares of the Underlying trade and are listed on the NYSE under the symbol “GS.”

Historical Performance of GS

The following graph sets forth the historical performance of GS based on the daily historical closing values from April 27, 2010 through April 27, 2020. We obtained the closing values below from the Bloomberg Professional® service. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from the Bloomberg Professional® service.

The historical values of GS should not be taken as an indication of future performance, and no assurance can be given as to the Official Closing Price of GS on any Observation Date, including the Final Valuation Date.

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For the Notes linked to the Least Performing of AMZN, WMT, and NFLX

Description of AMZN

Amazon.com, Inc. is an online retailer that offers a wide range of products, including: books, music, videotapes, computers, electronics, home and garden, and numerous other products. The company offers personalized shopping services, web-based credit card payment, and direct shipping to customers. Information filed by the Underlying with the SEC under the Securities Exchange Act of 1934 (the “Exchange Act”) can be located by reference to its SEC file number: 000-22513 or its CIK Code: 0001018724. Shares of the Underlying trade and are listed on the Nasdaq under the symbol “AMZN.”

Historical Performance of AMZN

The graph to the right sets forth the historical performance of AMZN based on the daily historical closing values from April 27, 2010 through April 27, 2020. We obtained the closing values below from the Bloomberg Professional® service. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from the Bloomberg Professional® service.

The historical values of AMZN should not be taken as an indication of future performance, and no assurance can be given as to the Official Closing Price of AMZN on any Observation Date, including the Final Valuation Date.

Description of WMT

Wal-Mart Stores, Inc. operates discount stores, supercenters, and neighborhood markets. The company's discount stores and supercenters offer merchandise such as apparel, housewares, small appliances, electronics, and hardware. The company's markets offer a full-line supermarket and a limited assortment of general merchandise. The company operates nationally and internationally. Information filed by WMT with the SEC under the Exchange Act can be located by reference to its SEC file number:

001-06991 or its CIK Code: 0000104169. Shares of the Underlying trade and are listed on the NYSE under the symbol “WMT.”

Historical Performance of WMT

The graph to the right sets forth the historical performance of WMT based on the daily historical closing values from April 27, 2010 through April 27, 2020. We obtained the closing values below from the Bloomberg Professional® service. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from the Bloomberg Professional® service.

The historical values of WMT should not be taken as an indication of future performance, and no assurance can be given as to the Official Closing Price of WMT on any Observation Date, including the Final Valuation Date.

Description of NFLX

Netflix Inc. is an online movie rental service. The company ships DVDs with no due dates or late fees, directly to the subscriber's address. Netflix also provides background information on DVD releases, including critic reviews, member reviews and ratings, and personalized movie recommendations. Information filed by NFLX with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-35727 or its CIK Code: 0001065280. Shares of the Underlying trade and are listed on the Nasdaq under the symbol “NFLX.”

Historical Performance of NFLX

The graph to the right sets forth the historical performance of NFLX based on the daily historical closing values from April 27, 2010 through April 27, 2020. We obtained the closing values below from the Bloomberg Professional® service. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from the Bloomberg Professional® service.

The historical values of NFLX should not be taken as an indication of future performance, and no assurance can be given as to the Official Closing Price of NFLX on any Observation Date, including the Final Valuation Date.

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EVENTS OF DEFAULT AND ACCELERATION

If the Notes have become immediately due and payable following an Event of Default (as defined in the accompanying prospectus) with respect to the Notes, the calculation agent will determine the accelerated payment due and payable in the same general manner as described in this document except that in such a case, the scheduled trading day immediately preceding the date of acceleration will be used as the Final Valuation Date for purposes of determining the Reference Return of an Underlying, and the accelerated Maturity Date will be three business days after the accelerated Final Valuation Date. If a Market Disruption Event exists with respect to an Underlying on that scheduled trading day, then the accelerated Final Valuation Date for that Underlying will be postponed for up to five scheduled trading days (in the same manner used for postponing the originally scheduled Final Valuation Date). The accelerated Maturity Date will also be postponed by an equal number of business days following the postponed accelerated Final Valuation Date. For the avoidance of doubt, if no Market Disruption Event exists with respect to an Underlying on the scheduled trading day preceding the date of acceleration, the determination of such Underlying’s Final Value will be made on such date, irrespective of the existence of a market disruption event with respect to any other Underlying occurring on such date.

If the Notes have become immediately due and payable following an Event of Default, you will not be entitled to any additional payments with respect to the Notes. For more information, see “Description of Debt Securities — Senior Debt Securities — Events of Default” in the accompanying prospectus.

SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

We have appointed HSBC Securities (USA) Inc., an affiliate of HSBC, as the agent for the sale of the Notes. Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc. will purchase the Notes from HSBC at the price to public less the underwriting discount set forth on the cover page of the pricing supplement to which this free writing prospectus relates, for distribution to other registered broker-dealers or will offer the Notes directly to investors. HSBC Securities (USA) Inc. proposes to offer the Notes at the price to public set forth on the cover page of this document. HSBC USA Inc. or one of our affiliates may pay varying underwriting discounts of up to 4.00% per $1,000 Principal Amount for the Notes lined to JPM, WFC and GS, and up to 3.75% for the Notes linked to AMZN, WMT and NFLX, in each case in connection with the distribution of the Notes to other registered broker-dealers.

An affiliate of HSBC has paid or may pay in the future an amount to broker-dealers in connection with the costs of the continuing implementation of systems to support the Notes.

In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use the pricing supplement to which this free writing prospectus relates in market-making transactions after the initial sale of the Notes, but is under no obligation to make a market in the Notes and may discontinue any market-making activities at any time without notice.

See “Supplemental Plan of Distribution (Conflicts of Interest)” on page S-61 in the prospectus supplement

We expect that delivery of the Notes will be made against payment for the Notes on or about the Original Issue Date set forth on the inside cover page of this document, which is more than two business days following the Trade Date. Under Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes more than two business days prior to the Original Issue Date will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement, and should consult their own advisors.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

There is no direct legal authority as to the proper tax treatment of the Notes, and therefore significant aspects of the tax treatment of the Notes are uncertain as to both the timing and character of any inclusion in income in respect of the Notes. Under one approach, a Note should be treated as a contingent income-bearing pre-paid executory contract with respect to the relevant Underlyings. We intend to treat the Notes consistent with this approach. Pursuant to the terms of the Notes, you agree to treat the Notes under this approach for all U.S. federal income tax purposes. Subject to the limitations described therein, and based on certain factual representations received from us, in the opinion of our special U.S. tax counsel, Mayer Brown LLP, it is reasonable to treat a Note as a contingent income-bearing pre-paid executory contract with respect to the relevant Underlyings. Because there are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the Notes, other characterizations and treatments are possible and the timing and character of income in respect of the Notes might differ from the treatment described herein. For example, the Notes could be treated as debt instruments that are “contingent payment debt instruments” for U.S. federal income tax purposes subject to the treatment described under the heading “U.S. Federal Income Tax Considerations — Tax Treatment of U.S. Holders — U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes — Contingent Notes” in the accompanying prospectus supplement.

FWP-19

We will not attempt to ascertain whether any relevant Underlying would be treated as a passive foreign investment company (“PFIC”) or United States real property holding corporation (“USRPHC”), both as defined for U.S. federal income tax purposes. If any relevant Underlying were so treated, certain adverse U.S. federal income tax consequences might apply. You should refer to information filed with the SEC and other authorities by the relevant Underlyings and consult your tax advisor regarding the possible consequences to you if any Underlying is or becomes a PFIC or a USRPHC

U.S. Holders. Please see the discussion under the heading “U.S. Federal Income Tax Considerations — Tax Treatment of U.S. Holders — Certain Notes Treated as a Put Option and a Deposit or an Executory Contract — Certain Notes Treated as Executory Contracts” in the accompanying prospectus supplement for further discussion of U.S. federal income tax considerations applicable to U.S. holders (as defined in the accompanying prospectus supplement). Pursuant to the approach discussed above, we intend to treat any gain or loss upon maturity or an earlier sale, exchange, or call as capital gain or loss in an amount equal to the difference between the amount you receive at such time (other than with respect to a Contingent Coupon) and your tax basis in the Note. Any such gain or loss will be long-term capital gain or loss if you have held the Note for more than one year at such time for U.S. federal income tax purposes. Your tax basis in a Note generally will equal your cost of the Note. In addition, the tax treatment of the Contingent Coupons is unclear. Although the tax treatment of the Contingent Coupons is unclear, we intend to treat any Contingent Coupon, including on the Maturity Date, as ordinary income includible in income by you at the time it accrues or is received in accordance with your normal method of accounting for U.S. federal income tax purposes.

Non-U.S. Holders. Please see the discussion under the heading “U.S. Federal Income Tax Considerations — Tax Treatment of Non-U.S. Holders” in the accompanying prospectus supplement for further discussion of U.S. federal income tax considerations applicable to non-U.S. holders (as defined in the accompanying prospectus supplement). Because the U.S. federal income tax treatment (including the applicability of withholding) of the Contingent Coupons is uncertain, the entire amount of the Contingent Coupons will be subject to U.S. federal income tax withholding at a 30% rate (or at a lower rate under an applicable income tax treaty). We will not pay any additional amounts in respect of such withholding.

Under current law, while the matter is not entirely clear, individual non-U.S. holders, and entities whose property is potentially includible in those individuals’ gross estates for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the Notes are likely to be treated as U.S. situs property, subject to U.S. federal estate tax. These individuals and entities should consult their own tax advisors regarding the U.S. federal estate tax consequences of investing in the Notes.

A “dividend equivalent” payment is treated as a dividend from sources within the United States and such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder. Under U.S. Treasury Department regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, Internal Revenue Service guidance provides that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2023. Based on the Issuer’s determination that the Notes are not “delta-one” instruments, non-U.S. holders should not be subject to withholding on dividend equivalent payments, if any, under the Notes. However, it is possible that the Notes could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting the relevant Underlyings or the Notes, and following such occurrence the Notes could be treated as subject to withholding on dividend equivalent payments. Non-U.S. holders that enter, or have entered, into other transactions in respect of the relevant Underlyings or the Notes should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the Notes and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.

For a discussion of the U.S. federal income tax consequences of your investment in a Note, please see the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

PROSPECTIVE PURCHASERS OF NOTES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF NOTES.

FWP-20

TABLE OF CONTENTS

You should only rely on the information contained in this document, the accompanying Stock-Linked Underlying Supplement, prospectus supplement and prospectus. We have not authorized anyone to provide you with information or to make any representation to you that is not contained in this document, the accompanying Stock-Linked Underlying Supplement, prospectus supplement and prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. This document, the accompanying Stock-Linked Underlying Supplement, prospectus supplement and prospectus are not an offer to sell these Notes, and these documents are not soliciting an offer to buy these Notes, in any jurisdiction where the offer or sale is not permitted. You should not, under any circumstances, assume that the information in this document, the accompanying Stock-Linked Underlying Supplement, prospectus supplement and prospectus is correct on any date after their respective dates.

HSBC USA Inc.

$

Autocallable Contingent Income
Barrier Notes Linked to the Least
Performing of the Common Stock of
JPMorgan Chase & Co., Wells Fargo
& Company, and The Goldman
Sachs Group, Inc.

$
Autocallable Contingent Income
Barrier Notes Linked to the Least
Performing of the Common Stock of
Amazon.com, Inc., Walmart Inc., and
Netflix Inc.

May 2, 2020

Free Writing Prospectus

Free Writing Prospectus
General	FWP-7
Payment on the Notes	FWP-8
Investor Suitability	FWP-9
Risk Factors	FWP-10
Illustrative Examples	FWP-14
Description of the Reference Assets	FWP-17
Events of Default and Acceleration	FWP-19
Supplemental Plan of Distribution (Conflicts of Interest)	FWP-19
U.S. Federal Income Tax Considerations	FWP-19

Stock-Linked Underlying Supplement
Risk Factors	S-1
Additional Terms of the Notes	S-7
Information Regarding the Reference Stocks and the
Reference Stock Issuers	S-13

Prospectus Supplement
Risk Factors	S-1
Pricing Supplement	S-10
Description of Notes	S-12
Use of Proceeds and Hedging	S-36
Certain ERISA Considerations	S-37
U.S. Federal Income Tax Considerations	S-39
Supplemental Plan of Distribution (Conflicts of Interest)	S-61
Prospectus
About this Prospectus	1
Risk Factors	2
Where You Can Find More Information	3
Special Note Regarding Forward-Looking Statements	4
HSBC USA Inc.	7
Use of Proceeds	8
Description of Debt Securities	9
Description of Preferred Stock	20
Description of Warrants	25
Description of Purchase Contracts	30
Description of Units	33
Book-Entry Procedures	36
Limitations on Issuances in Bearer Form	40
U.S. Federal Income Tax Considerations Relating to Debt Securities	41
Plan of Distribution (Conflicts of Interest)	49
Notice to Canadian Investors	52
Notice to EEA Investors	53
Notice to UK Investors	54
UK Financial Promotion	54
Certain ERISA Matters	55
Legal Opinions	57
Experts	58